Exhibit 10.21

AMENDMENT TO CONFIDENTIAL TERM SHEET FOR PURCHASE AGREEMENT

This amended Term Sheet outlines the terms and conditions of an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which Vascular Biogenics Ltd. (or its successor entity) (“Seller”) would sell certain assets to Wellbeing Group LTD. or one of their assignees (“Purchaser”). Such terms and conditions amend and supersede any previously agreed terms and conditions. Following execution of this amended Term Sheet, Seller and Purchaser shall negotiate in good faith to enter into the Purchase Agreement.

ITEM	Terms
PROGRAM	Seller’s MOSPD2-based technologies for all indications, including the Monocyte Targeting Technology and VB-601 program (collectively, the “Program”).

PURCHASED ASSETS	Pursuant to the Purchase Agreement, Seller will transfer and assign to Purchaser the following assets related to the Program (collectively, the “Assets”):

1.	(i) the patents and patent applications listed on Appendix A, (ii) all other patents and patent applications that are owned or controlled by Seller as of the effective date of the Purchase Agreement or at any time during the term thereof that would be infringed by the research, development, manufacture, use, sale, offer for sale, importation, exportation, lease, disposition, or other commercialization or exploitation of any asset related to the Program; and (iii) any foreign counterparts of patents and applications referenced in clauses (i) and (ii).
2.	All technical, scientific and other data, know-how and information, including trade secrets, specifications, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed that is owned or controlled by Seller as of the effective date of the Purchase Agreement or at any time during the term thereof that is related to any Program asset or that would otherwise be necessary or useful to research, develop, manufacture, use, sell, offer for sale, import, export, lease, dispose, commercialize or exploit any Program asset.
3.	Subject to Purchaser’s approval, all supply agreements, service agreements, and other contracts to which Seller is a party and that relate to the Program and all rights of Seller thereunder;
4.	All inventory and supplies of GMP and non-GMP materials used or held for use by Seller in connection with or otherwise related to the Program;

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5.	All equipment, instruments and consumables that are owned, used or held for use by Seller in connection with or otherwise related to the Program;
6.	All regulatory filings, permits, marketing authorizations, and approvals related to the Program;
7.	All other assets that are owned, used or held for use by Seller in connection with or otherwise related to the Program, excluding intellectual property; and
8.	All goodwill related to the foregoing.

Any assets to be specifically excluded pursuant to the Purchase Agreement remain subject to ongoing due diligence by Purchaser.

SELLER LIABILITIES	Purchaser shall assume only direct Program specific liabilities listed in the Definitive Agreement. Seller will pay all debts with respect to the operation of its business at or prior to the closing or deposit funds in escrow to cover such liabilities as they come due, such that there would be no liabilities of Seller with respect to the Assets as of the closing. Seller will cause all lienholders with respect to any of the Assets to release their liens in their entirety prior to or upon the closing.

Pre-Closing Covenants	With respect to the Assets prior to the closing, Seller will (i) operate its business only in the ordinary course consistent with past practice, (ii) preserve the Assets and the goodwill and relationships with its customers, suppliers and employees, and (iii) maintain its books, records and financials in accordance with generally accepted accounting principles consistent with past practice.

UPFRONT PAYMENT	$250,000 (the “Upfront Payment”), payable within five business days after the Purchase Agreement is approved by Seller’s shareholders.

MILESTONE PAYMENTS	In addition to the Upfront Payment, Purchaser will pay Seller the following one-time milestone payments with respect to the Program:

●	$500,000 upon successful phase 2 human proof of concept demonstrating a statistically significant and clinically meaningful benefit on the primary endpoint

●	$2,000,000 for first commercial sale of a Covered Product in U.S.

●	$1,500,000 for first commercial sale of a Covered Product in EU

●	$750,000 for first commercial sale of a Covered Product in JP

Milestone payments shall be payable within 30 days of Purchaser achieving such milestone.

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ROYALTY

The percentage of aggregate Net Sales (as defined in Appendix B), as set forth below, received by Purchaser during the Royalty Term (as defined in Appendix B) for the sale of any product that is covered in its country of sale by any Valid Claims (as defined in Appendix B) that are included in the Assets (a “Covered Product”).

Purchaser shall pay Seller royalties on aggregate annual Net Sales of Covered Products at the following rate:

●	Annual Net Sales up to $50 million: 0%
●	Annual Net Sales on the amount above $50 million and up to $100 million: 1%
●	Annual Net Sales on the amount above $100 million and up to $250 Million: 2%
●	Annual Net Sales on the amount above $250 million and up to $500 million: 3%
●	Annual Net sales on the amount over $500 million: 5%

If a generic version of a Covered Product enters the market in a given country prior to the end of the Royalty Term and Net Sales of the Covered Product in such country subsequently decrease for two consecutive calendar quarters by more than twenty five percent (25%) from the level of Net Sales achieved prior to the generic entry in such country, then the Net Sales attributable to the sale of such Covered Product in such countryshall be reduced by fifty percent (50%). If subsequent to such a generic product entry the Net Sales attributable to the sales of such Covered Product in such country decrease by more than seventy five percent (75%) for two consecutive calendar quarters from the level of Net Sales achieved prior to the generic entry in such country (not taking into account such 50% reduction set forth above), then the Net Sales attributable to the sale of such Covered Product at all times thereafter in such country shall be $0.

The Purchase Agreement will include ordinary and customary terms and conditions addressing combination products and royalty stacking (reduction of fifty percent (50%) of royalty obligation to third parties with a maximum reduction of fifty percent (50%) of the earned royalty rate).

EMPLOYEES	Purchaser shall be permitted to extend employment and consulting offers to, and hire or retain, employees and consultants of Seller as determined by Purchaser. Seller will assign to Purchaser any non-competition or similar agreements entered into by Seller with former service providers of Seller that relate to any of the Assets.

CONFIDENTIALITY	Each party recognizes that this Term Sheet is confidential and that disclosure of the provisions contained herein would cause irreparable harm to the other party. Accordingly, each party agrees that the terms, conditions and contents of this Term Sheet will be kept confidential and will not be published or disclosed, other than to a party’s advisors and consultants who have a need to know and who are subject to obligations of confidentiality, or as may be required by applicable law or regulation.

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Neither party may make a public statement or announcement in relation to this Term Sheet, or the subject matter to which it relates, without the prior written consent of the other party.

GOVERNING LAW	This Term Sheet shall be governed by the laws of New York, without regard to the conflict of laws principles thereof.

EXPENSES	Each party will bear its own expenses incurred in the drafting and negotiation of this Term Sheet and the Purchase Agreement.

shareholder APPROVAL	To the extent necessary, Seller shall propose the Purchase Agreement for approval by Seller’s shareholders at the next annual or special meeting of Seller’s shareholders, and in any event no later than the date Seller seeks shareholder approval of Seller’s merger with Notable Labs Inc. (the “Shareholder Meeting”). In the event the Purchase Agreement is not approved by Seller’s shareholders at the Shareholder Meeting, Seller will again propose the Purchase Agreement for approval by Seller’s shareholders at the first meeting of such shareholders held after the Shareholder Meeting (the “Additional Shareholder Meeting”). If the Purchase Agreement is not approved by Seller’s shareholders by the Additional Shareholder Meeting, the Purchase Agreement shall automatically terminate for no consideration.

Exclusivity	During Exclusivity Period, Seller (and its officers, directors, employees, agents and shareholders): (i) will not solicit, initiate, knowingly encourage, conduct or engage in any discussions, investigations or negotiations, or enter into any agreement or binding/non-binding arrangement with any other person or party for the purpose of such person or party acquiring, whether directly or indirectly and by operation of law or otherwise, or obtaining a license to (whether exclusive or non-exclusive), any intellectual property of Seller, or any rights in or to any of the Assets (any of the foregoing, an “Alternative Transaction”), (ii) will immediately cease any activities (including providing access to any data room, virtual or otherwise), discussions, investigations or negotiations with any person or parties concerning an Alternative Transaction and shall negotiate exclusively with Purchaser in connection herewith, (iii) will not disclose any non-public information relating to Seller, or afford access to the premises, books, records or personnel of Seller, to any other person or party that is seeking to pursue an Alternative Transaction, and (iv) will, in the event that it receives any unsolicited proposal concerning an Alternative Transaction, notify Purchaser of such proposal within twenty four (24) hours of receiving such proposal. The Exclusivity Period may terminate early upon delivery to Seller of written notice of Purchaser’s abandonment of the transaction contemplated by this Term Sheet. Seller shall cause its directors, officers, employees, representatives or agents (including, without limitation, legal, accounting, financial and investment banking advisors) to comply with this paragraph of the Term Sheet.

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The “Exclusivity Period” means the period beginning on the date of the original execution of this Term Sheet and ending 90 days thereafter; provided that such period shall be extended for up to three additional, consecutive 30-day periods upon the mutual written consent of Seller and Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.

NATURE OF UNDERSTANDING	The terms set out in this Term Sheet are indicative only, and other than as contemplated by the last sentence of this paragraph, this Term Sheet is for discussion purposes only, does not represent an offer and is not binding on the parties hereto or any other person. Further, this Term Sheet does not create any obligation on the parties to commence or continue negotiations with the other or to enter into any further agreements. The Purchase Agreement will be subject to a prior legal, financial, patent and technical due diligence investigation by Purchaser to be determined in Purchaser’s sole discretion, which Purchaser shall undertake under a formal confidentiality agreement to be signed by the parties and which the Purchaser will complete as quickly as practicable. Only the following sections of this Term Sheet shall constitute legally-binding obligations on the parties hereto: Confidentiality, Governing Law, Expenses, Exclusivity and Nature of Understanding.

CLOSING	The shall occur concurrent or immediately after the satisfaction or waiver of all closing conditions and Shareholder Approval.

EXPIRATION	This Term Sheet shall terminate upon the earliest to occur of: (i) the end of the Exclusivity Period (ii) execution of the Purchase Agreement by each of the parties and (iii) mutual written agreement of the parties.

[Signature page follows]

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If the foregoing is acceptable to you, kindly so indicate by executing the counterpart in the space provided and returning a copy to us.

Vascular Biogenics Ltd.

By:
Name:
Title:
Date:

WELLBEING GROUP LTD

By:
Name:
Title:
Date:

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Appendix A

[Listing of Intellectual Property]

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Appendix B

Royalty definitions

“Royalty Term” means, on a country-by-country basis, the last to expire Valid Claim included in the Assets that would be infringed by the sale or approved use of a Covered Product in such country.

“Net Sales” shall mean the total amount actually received by Purchaser from an arms-length final commercial sale of a Covered Product by Purchaser to a customer, less the following discounts:

● any shipping, freight, postage, packaging, transportation, storage, and insurance costs and expenses;

● allowances, discounts or credits given because of rejected or returned Covered Product;

● sales, excise and similar tariffs and taxes, including customs duties;

● customary trade, quantity and cash discounts actually allowed and taken, including rebates granted; and

● fees payable to purchasers, sales agents, distributors, resellers, group purchasing organizations, government agencies, and like entities.

“Valid Claim” means a claim of an issued, unexpired patent so long as the claim has not been held invalid or unenforceable by a court or other authority of competent jurisdiction, has not been admitted to be invalid, unenforceable, or not infringed, and has not been dedicated to the public.

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